Exhibit 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement No. 333-02845 of Wausau-Mosinee Paper Corporation on Form S-8 of our report dated June 13, 2005, appearing in this annual report on Form 11-K of the Wausau-Mosinee Paper Corporation Savings and Investment Plan for the year ended December 31, 2004.


DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
June 29, 2005